Exhibit 5.1

, 2007	direct phone: 515-242-2473
direct fax: 515-323-8573
email: hanigan@brownwinick.com
Board of Directors
Amaizing Energy Holding Company, LLC
2404 West Highway 30
Denison, IA 51442

Re:	2007 Registration Statement on Form S-1; Securities Matters
Dear Board of Directors:
     In connection with the proposed offer and sale of up to                      units of the membership interests (the “Membership Units”) of Amaizing Energy Holding Company, LLC (the “Company”) in addition to the                      Membership Units being registered for resale by the Company’s selling securities holders, we have made such legal examination and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion and have examined originals or copies of the following documents and corporate records:
1.	The Company’s Articles of Organization and any amendments thereof;

2.	The Company’s Operating Agreement ;

3.	The Company’s resolutions of the Board of Directors authorizing the issuance of units;

4.	The Company’s Registration Statement on Form S-1, as filed by the Company on , 2007 with the United States Securities and Exchange Commission; and

5.	The Company’s Form of Subscription Agreement for the purchase of Membership Units offered pursuant to the Registration Statement.
In rendering our opinions, with the consent of the Company, we have relied upon: (i) the representations of the Company and other representatives as set forth in the aforementioned documents as to those factual matters that we were unable to ascertain ourselves; and (ii) certificates and assurances from public officials as we have deemed necessary for purposes of expressing the opinions expressed herein. We have not undertaken any independent investigation to determine or verify any information and representations made by the Company and its members and representatives in the foregoing documents or in such certificates, and we have relied upon such information and representations in expressing our opinions.
We have confirmed that no attorney in this office who has provided legal services within the past six months has notice or knowledge of any misstatements or inaccuracies in the representations upon which we have relied. We consent to being named under the section “LEGAL MATTERS”

, 2007 Page 2
in the Company’s Registration Statement and to having this opinion filed as Exhibit 5.1 as part of the Company’s Registration Statement.
The opinions expressed herein shall be effective as of the date of effectiveness of the Company’s Registration Statement. The opinions set forth herein are based upon existing law and regulations, all of which are subject to change prospectively and retroactively. Our opinions are based on the facts and the above documents as they exist on the date of this letter, and we assume no obligation to revise or supplement such opinions as to future changes of law or fact. This opinion letter is limited to the matters stated herein and no opinions are to be implied or inferred beyond the matters expressly stated herein.
Based on our examination and inquiry, we are of the opinion that, the Membership Units will be validly issued, duly authorized, fully paid, and non-assessable when issued and sold upon full payment in the manner referred to in the Registration Statement and under the applicable subscription agreement(s), provided that the Registration Statement is effective.

Very truly yours, Bill Hanigan

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